Exhibit 5.1
August 9, 2010
Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri 61341
Ladies and Gentlemen:
     We have acted as counsel to (i) Arch Coal, Inc., a Delaware corporation (the “Company”), and (ii) Allegheny Land Company, a Delaware corporation, Arch Coal Sales Company, Inc., a Delaware corporation, Arch Coal Terminal, Inc., a Delaware corporation, Arch Development, LLC, a Delaware limited liability company, Arch Energy Resources, LLC, a Delaware limited liability company, Arch Reclamation Services, Inc., a Delaware corporation, Ark Land Company, a Delaware corporation, Ark Land KH, Inc., a Delaware corporation, Ark Land LT, Inc., a Delaware corporation, Ark Land WR, Inc., a Delaware corporation, Ashland Terminal, Inc., a Delaware corporation, Catenary Coal Holdings, Inc., a Delaware corporation, Coal-Mac, Inc., a Kentucky corporation, Cumberland River Coal Company, a Delaware corporation, Lone Mountain Processing, Inc., a Delaware corporation, Mingo Logan Coal Company, a Delaware corporation, Mountain Gem Land, Inc., a West Virginia corporation, Mountain Mining, Inc., a Delaware corporation, Mountaineer Land Company, a Delaware corporation, Otter Creek Coal, LLC, a Delaware limited liability company, Prairie Holdings, Inc., a Delaware corporation, and Western Energy Resources, Inc., a Delaware corporation (collectively, the “Subsidiary Guarantors”) in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 7 1/4% Senior Notes due 2020 (the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated August 2, 2010, among the Company, the Subsidiary Guarantors and Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the underwriters (collectively, the “Underwriters”) named therein. The Notes and the Guarantees (as defined below) are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).
     The following documents, all dated August 2, 2010 except as otherwise indicated herein, are referred to collectively in this opinion letter as the “Transaction Documents”:
1.	The Underwriting Agreement;

2.	The Indenture (the “Indenture”) among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”); and

Arch Coal, Inc.
August 9, 2010

3.	The joint and several guarantees (each a “Guarantee” and together with the Notes, the “Securities”) as to the payment of principal, premium, if any, and interest with respect to the Notes by the Subsidiary Guarantors.
     In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-157880) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2009, relating to an unspecified aggregate initial offering price or number of securities of the Company and the Subsidiary Guarantors, and Post-Effective Amendment No. 1 thereto filed with the Commission on August 2, 2010; (ii) the Prospectus, dated August 2, 2010, as supplemented by the accompanying Preliminary Prospectus Supplement, dated August 2, 2010, relating to the Securities, as filed with the Commission on August 2, 2010 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (together, the “Preliminary Prospectus”); (iii) the Final Term Sheet relating to the Securities, as filed with the Commission on August 2, 2010 pursuant to Rule 433 under the Securities Act (the “Final Term Sheet,” and together with the Preliminary Prospectus, the “Disclosure Package”); (iv) the Prospectus, dated August 2, 2010, as supplemented by the accompanying Prospectus Supplement, dated August 2, 2010, reflecting the final terms of the Securities and the terms of the offering thereof, as filed with the Commission on August 3, 2010 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Prospectus”); (v) the Transaction Documents; (vi) the Company’s Restated Certificate of Incorporation and Bylaws, as amended, and the respective comparable organizational documents of each Subsidiary Guarantor; and (vii) resolutions adopted by (A) the Board of Directors of the Company and (B) the respective Boards of Directors or Boards of Managers, as the case may be, of each Subsidiary Guarantor relating to the issuance and sale of the Securities by the Company and the Subsidiary Guarantors and the execution by each Subsidiary Guarantor of its respective Guarantee. We have made such other investigation as we have deemed appropriate.
     For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures (other than signatures on behalf of the Company or any Subsidiary Guarantor) on each such document are genuine; and (v) the Guarantees are necessary or convenient to the conduct, promotion or attainment of the business of each Guarantor. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to each of the Transaction Documents (other than the Company and each Subsidiary Guarantor) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; and (iii) that each party to each of the Transaction Documents has complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Transaction Documents to which it is a party. We have not verified any of the foregoing assumptions.

Arch Coal, Inc.
August 9, 2010

     The opinions expressed in this opinion letter are limited to (i) the laws of the State of New York, other than its law relating to choice of law, (ii) applicable federal securities laws of the United States, (iii) the General Corporation Law of the State of Delaware and (iv) the Limited Liability Company Act of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.
     Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:
     1. The Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits set forth in the Indenture (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).
     2. Each Guarantee has been duly authorized, executed and delivered and constitutes a valid and binding obligation of each Subsidiary Guarantor party thereto, as applicable (subject to (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, (ii) laws restricting the transfer of property or the incurrence of indebtedness by corporations to or for the benefit of their stockholders and (iii) the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).
     We express no opinion as to any provision in the Notes or Guarantees: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by the law of a jurisdiction other than the State of New York, the applicable federal securities laws of the United States, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to restrict access exclusively to any particular courts; and (ix) providing that decisions by a party are conclusive or may be made in its sole discretion.

Arch Coal, Inc.
August 9, 2010

     Regarding the Guarantees in particular, we note that guarantees are subject to particularly close scrutiny and strict construction. Further, any waiver of defenses by any of the Subsidiary Guarantors may be enforceable as to defenses which the Company could raise under the Transaction Documents but may not be enforceable as to defenses which could be raised by any of the Subsidiary Guarantors alone.
     This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,
/s/ K&L Gates LLP